UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 19, 2006

Commission File Number:  0-21660

PAPA JOHN’S INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1203323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2002 Papa Johns Boulevard Louisville, Kentucky 40299-2334
(Address of principal executive offices)

(502) 261-7272

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Amendment to 1999 Team Member Stock Ownership Plan

On April 19, 2006, the stockholders of Papa John’s International, Inc. (the “Company”), approved an amendment to the Company’s 1999 Team Member Stock Ownership Plan (the “Ownership Plan”) that increased the maximum number of shares of the Company’s common stock that may be awarded in the form of restricted stock under the Ownership Plan from 200,000 to 500,000. The amendment did not increase the number of shares of common stock reserved for issuance under the Ownership Plan or change any other terms or conditions of the Ownership Plan. A copy of the amended and restated Ownership Plan is attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference.

Executive Compensation

On April 19, 2006, as part of the Company’s executive incentive compensation program, the Company made awards of stock options, restricted stock and performance units, all under the Ownership Plan.

Stock options. The stock options were awarded at an exercise price per share of $32.65, the NASDAQ closing price of the Company’s common stock on the grant date, have a vesting period of two years and have a term of five years. Shares received upon exercise of the stock options, net of payment of the option price and applicable taxes, must be held for three months following exercise.

Restricted stock. The shares of restricted stock have a restriction period that will expire on April 19, 2009, with vesting based upon the achievement of certain percentage threshold levels of the compounded annual growth rate of the Company’s operating income over the fiscal years 2006 through 2008.

Performance units. Payouts for the performance units will be measured over a three-year performance period based on total return to the Company’s shareholders compared to a peer group of companies, with awards for performance over certain relative percentile thresholds ranging from 50% of the target performance unit award at the 40th percentile to 200% of the target at or above the 75th percentile. All performance unit payouts, if any, will be made in cash. Each performance unit, when paid out at target, consists of a dollar amount equivalent to the value of one share of the Company’s stock. The performance period for units awarded in 2006 will conclude at the end of 2008.

Following are the awards of stock options, shares of restricted stock and performance units made to the Company’s executive officers under the Ownership Plan on April 19, 2006:

Name of executive officer	Number of shares subject to stock options	Number of shares of restricted stock	Number of performance units

John H. Schnatter	25,542	6,385	6,385
Nigel Travis	170,000	0	20,000
William M. Van Epps	17,028	1,022	3,406
Michael R. Cortino	9,365	1,022	1,703
Richard J. Emmett	10,217	1,022	1,703
J. David Flanery	17,544	1,504	2,506
Julie Larner	10,217	1,022	1,703
Timothy C. O’Hern	8,088	1,022	1,703
Charles W. Schnatter	9,365	1,022	1,703

Non-Employee Director Compensation

The Company’s compensation program for directors who are not employees of the Company includes an equity component consisting of annual awards of stock options under the Company’s 2003 Stock Option Plan for Non-Employee Directors (the “Director Plan”). The Director Plan authorizes the Board of Directors to establish and change from time to time the levels of the annual awards of stock options to non-employee directors, subject to the overall share limits and other terms and conditions provided in the Director Plan. On April 19, 2006, the Board of Directors of the Company set the level of the 2006 annual stock option awards to each non-employee director at 11,289 shares, which were made to the following persons, who are all of the non-employee directors of the Company:  F. William Barnett, Norborne P. Cole, Jr., Philip Guarascio, Olivia F. Kirtley, Jack A. Laughery, Wade S. Oney and William M. Street. The stock options were awarded at an exercise price per share of $32.65, the NASDAQ closing price of the Company’s common stock on the grant date, have a vesting period of two years and have a term of five years.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits

Exhibit Number	Description

10.1	Papa John’s International, Inc. 1999 Team Member Stock Ownership Plan, amended and restated as of April 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.

(Registrant)

Date: April 25, 2006	/s/ J. David Flanery
J. David Flanery
Senior Vice President and
Chief Financial Officer